AMENDMENT TO
                    ADMINISTRATIVE SERVICES AGREEMENT BETWEEN
                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
                          AND INVESCO FUNDS GROUP, INC.


WHEREAS, INVESCO Funds Group, Inc. ("INVESCO") and First Allmerica Financial Life Insurance Company ("Company") have entered into a certain Administrative Services Agreement effective as of March 21, 2000 ("the Agreement"); and

WHEREAS, INVESCO serves as the administrator for the INVESCO Variable Investment Funds, Inc. (the "Fund"); and

WHEREAS, the Parties entered into an agreement dated March 21, 2000, with the Company and INVESCO Distributors, Inc. (the "Fund Participation Agreement"); and

WHEREAS, the Parties desire to amend the Agreement in the manner hereinafter set forth;

NOW, THEREFORE, the Parties hereby amend the Agreement in the following form;

Section III is deleted in its entirety and replaced with the following:

III. PAYMENT OF EXPENSES:

In recognition of the substantial savings in administrative expenses to INVESCO and the Fund by virtue of having a sole shareholder, Company, and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to Company, as described below:

          a) For Separate Account VA-K (funding the Allmerica ExecAnnuity Plus 91 and 93, Allmerica Advantage, Allmerica Immediate Advantage, Allmerica Accumulator, Agency C-Shares, DirectedAdvisorySolutions and Allmerica Value Generation Contracts), Select Separate Account (funding the Select Reward, Select Resource, Select Charater and Select Acclaim Contracts), VEL II Account (funding the VEL 93 Contract), Inheiritage Account (funding the Variable Inheiritage and Select Inheiritage Contracts), Separate Account SPVL (funding the VEL III and Select III Contracts), Allmerica Select Separate Account II (funding the Select Life II Contract), and Separate Account IMO (funding the Scudder Gateway Flex Life Contract) as designated in Schedule A of the Fund Participation Agreement, the following shall apply:

                    (i) INVESCO shall pay to Company an Administrative Services Fee (for purposes of this Section III (a), the
                         "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolios -. attributable to the Contracts offered by Company at the annual rate of 0.25% of the aggregate net assets placed by the Company in the Funds designated in Schedule B of the Fund Participation Agreement, as may be amended from time to time. The Quarterly Fee is in consideration of the expenses incurred by Company pursuant to Section II hereof. The payment of the Quarterly Fee shall commence on the date first indicated above.

          b) For Separate Accounts KG (funding the Scudder Gateway Elite, Advisor, Plus, Advisor 2, and Incentive) and KGC (funding the Scudder Gateway Custom Contracts) (collectively the "Scudder Gateway Contract Series") as designated in Schedule A of the Fund Participation Agreement, the following shall apply:

                    (i) INVESCO shall pay to Company an Administrative Services Fee (for purpose of this Section III (b), the
                         "Quarterly Fee") equal to a percentage of the average daily net assets of the INVESCO VIF Utilities Fund attributable to the Separate Accounts, KG and KGC (funding the Scudder Gateway Contract Series) offered by Company at the annual fees referenced by the table below.


                                            ASSETS               ANNUAL % RATE

                                            $0-25 Million        0.30%
                                            $25-50 Million       0.35%
                                            $50-100 Million      0.40%
                                            $100-150 Million     0.45%
                                            $150 + Million       0.50%

                    The preceding table shall be based upon aggregate net assets placed by Company in the INVESCO VIF - Utilities Fund. The Quarterly Fee is in consideration of the expenses incurred by Company pursuant to Section II hereof. The payment of the Quarterly Fee shall commence on the date first indicated above.

          (c) From time to time, the Parties hereto shall review the applicable Quarterly Fee described in Sections III (a) and III (b) to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by another Party in good faith.

          (d)  This  Agreement  shall not  modify any of the  provisions  of the
               Article IV of the Fund Participation Agreement, but shall supplement those provisions.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name on its behalf by its duly authorized representatives as of August 1, 2002.


INVESCO FUNDS GROUP, INC.

By:  /s/ Ronald L. Grooms
     ----------------------------
Name:  Ronald L. Grooms
Title: Senior Vice President

Date: ----------------------


INVESCO VARIABLE INVESTMENT FUNDS, INC.

By:  /s/ Ronald L. Grooms
     ----------------------------
Name:  Ronald L. Grooms
Title: Senior Vice President

Date: ----------------------

FIRST ALLMERICA FINANCIAL LIFE
INSURANCE COMPANY

By:  /s/ Mark A. Hug
     ---------------------
Name:  Mark A. Hug
Title: Vice President
Date:  8/20/02
       -------------------